Exhibit 10.8A

FIRST PACTRUST BANCORP, INC.

18500 VON KARMAN AVENUE, SUITE 1100

IRVINE, CALIFORNIA 92612

September 13, 2012

Matthew Bonaccorso

Executive Vice President and Chief Credit Officer

First PacTrust Bancorp, Inc. and Pacific Trust Bank

18500 Von Karman, Suite 1100

Irvine, California 92612

Re:   Incentive Bonus Award Agreement

Dear Matt:

This Incentive Bonus Award Agreement (this “Agreement”) supplements and amends that certain employment agreement dated as of November 23, 2010 (your “Employment Agreement”) between and among you, First PacTrust Bancorp, Inc. (the “Corporation”), and Pacific Trust Bank (together with the Corporation, the “Company”). Capitalized terms not separately defined herein shall have the meanings ascribed thereto in your Employment Agreement.

As recognition for your valuable services to the Company, upon execution of this Agreement, the Company is prepared to amend your Employment Agreement as follows:

•

Commencing effective as of the pay period beginning August 12, 2012, your annualized base salary during the term of your employment with the Company shall be increased by $20,000 (the “Bonus Increase”) from $305,000 to $325,000 per annum; and

•

Notwithstanding the foregoing increase to your base salary described above, you hereby acknowledge and agree that there shall be no corresponding increase as a result and to the extent of the Bonus Increase to any severance benefits stated in your Employment Agreement which are calculated with reference to base salary; provided, however, that the Bonus Increase shall be included for purposes of calculating your severance benefits under the Employment Agreement in the event of a termination of your employment without Cause, or for Good Reason, under Section 10(b) of your Employment Agreement, but only if such termination occurs within twelve months following a change of control of the Corporation. As used herein, the term “change in control” means the occurrence of any of the following three events: (i) a transaction in which any third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, shall become the beneficial owner of shares of the Corporation with respect to which 25% or more of the total number of votes for the election of the Corporation’s Board of Directors may be cast, (ii) as a result of, or in connection with, any cash tender offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Corporation shall cease to constitute a majority of the Corporation’s Board of Directors, or (iii) the stockholders of the Corporation shall approve an agreement providing either for a transaction in which the Corporation will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Corporation; provided, further, however, that nothing in this Agreement is intended, nor shall it be interpreted to require that future discretionary increases to your annualized base shall be treated in the same fashion as the Bonus Increase under this Agreement.

Further, in addition to the Bonus Increase, effective upon your execution of this Agreement, the Company offers you a one-time recognition bonus in the form of 10,000 shares of restricted stock (“Equity Award”), which shares shall be fully vested as of the date of grant and shall be subject to customary terms and conditions applicable to such grants under the First PacTrust Bancorp, Inc. Omnibus Incentive Plan.

You acknowledge and agree that this Agreement shall be incorporated into your Employment Agreement and is made in compliance therewith. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile or electronically as a .pdf file, and each of which shall be deemed an original of this agreement, and all of which, when taken together, shall be deemed to constitute one and the same instrument.

This Agreement supersedes all prior negotiations, discussions and correspondence and together with the Employment Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. Except as expressly provided in this Agreement, all provisions of your Employment Agreement shall remain in full force and effect, and the parties shall continue to have all their rights and remedies under your Employment Agreement; provided, however, that, to the extent you may assert any claim for damages thereunder based upon facts and circumstances existing on or before the date hereof, you hereby agree that any damages that may be alleged to arise in connection with such claim shall be reduced by the amount of the Equity Award.

In the event of any conflict between the provisions of this Agreement and the provisions contained in your Employment Agreement (as in effect immediately prior to the execution hereof), the provisions of this Agreement shall control. If any clause, phrase, term, provision or portion of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of the Agreement and shall not affect the application of any clause, phrase, term, provision or portion hereof to other persons or circumstances. Upon a determination that any clause, phrase, term, provision or portion of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the agreements contemplated hereby be accomplished as originally contemplated to the greatest extent possible.

Please acknowledge your agreement to the terms hereof by signing this Agreement as provided below and returning your signed copy to the Company. With those formalities concluded, we want to thank you for your service and contributions to the Company’s success.

FIRST PACTRUST BANCORP, INC.

/s/ Steven Sugarman September 21, 2012
Steven Sugarman, Chief Executive Officer

PACIFIC TRUST BANK

/s/ Steven Sugarman September 21, 2012
Steven Sugarman, Director

Accepted and Agreed:

/s/ Matthew Bonaccorso
Matthew Bonaccorso, Executive Vice President and Chief Credit Officer

Date:	September 18, 2012